SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material under § 240.14a-12
Lucira Health, Inc.
(Name of Registrant as Specified In Its Charter)
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LUCIRA HEALTH, INC.
1412 62nd Street
Emeryville, California 94608
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 1, 2022
Dear Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders of LUCIRA HEALTH, INC., a Delaware corporation. The Annual Meeting will be held on Wednesday, June 1 at 12:00 p.m. Pacific Time. and will be held through a live webcast at www.virtualshareholdermeeting.com/LHDX2022. You will not be able to attend the meeting in person. The Annual Meeting is being held for the following purposes:
1.	To elect the three Class I nominees for director named herein to hold office until the 2025 Annual Meeting of Stockholders.
2.	To ratify the selection by the Audit Committee of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2022.
3.	To conduct any other business properly brought before the Annual Meeting.
These items of business are more fully described in the proxy statement accompanying this notice.
The Annual Meeting will be held virtually through a live webcast. You will be able to attend the Annual Meeting, submit questions and vote during the live webcast by visiting www.virtualshareholdermeeting.com/LHDX2022 and entering the 16-digit Control Number included in your Notice of Internet Availability, voting instruction form, or in the instructions that you received via email. Please refer to the additional logistical details and recommendations in the accompanying proxy statement. You may log-in beginning at 11:45 a.m. Pacific Time, on Wednesday, June 1.
The record date for the Annual Meeting is April 8, 2022. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.
Important notice regarding the availability of proxy materials for the Annual Meeting of Stockholders to be held on June 1, 2022. This notice, the proxy statement accompanying this notice and our Annual Report on Form 10-K for the year ended December 31, 2021, may be found at https://ir.lucirahealth.com/. The information on our website is not incorporated by reference into this Proxy Statement or our Annual Report.
By Order of the Board of Directors

Erik T. Engelson
President and Chief Executive Officer
Emeryville, California
April 20, 2022
You are cordially invited to attend the Annual Meeting online. Whether or not you expect to virtually attend the Annual Meeting, please complete, date, sign and return the proxy mailed to you, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the Annual Meeting. A return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience. Even if you have voted by proxy, you may still vote online if you virtually attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.
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QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a notice regarding the availability of proxy materials on the internet?
Pursuant to rules adopted by the Securities and Exchange Commission, or the SEC, we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials, or the Notice, because the Board of Directors, or the Board, of Lucira Health, Inc. is soliciting your proxy to vote at the 2022 Annual Meeting of Stockholders, or the Annual Meeting, including at any adjournments or postponements of the Annual Meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.
We intend to mail the Notice on or about April 22, 2022 to all stockholders of record entitled to vote at the Annual Meeting.
Will I receive any other proxy materials by mail?
We may send you a proxy card, along with a second Notice, on or after May 2, 2022.
How do I attend the Annual Meeting?
The Annual Meeting will be held through a live webcast at www.virtualshareholdermeeting.com/LHDX2022. You will not be able to attend the Annual Meeting in person. If you attend the Annual Meeting online, you will be able to vote and submit questions, at www.virtualshareholdermeeting.com/LHDX2022.]
You are entitled to attend the Annual Meeting if you were a stockholder as of the close of business on April 8, 2022, or the Record Date, or hold a valid proxy for the Annual Meeting. To be admitted to the Annual Meeting, you will need to visit www.virtualshareholdermeeting.com/LHDX2022 and enter the 16-digit Control Number found next to the label “Control Number” on your Notice of Internet Availability, proxy card or voting instruction form, or in the email sending you the Proxy Statement. If you are a beneficial stockholder, you should contact the bank, broker or other institution where you hold your account well in advance of the meeting if you have questions about obtaining your control number. If you are not a stockholder of record but hold shares as a beneficial owner in street name, you may be required to provide proof of beneficial ownership, such as your most recent account statement as of the Record Date, a copy of the voting instruction form provided by your broker, bank, trustee, or nominee, or other similar evidence of ownership.
Whether or not you participate in the Annual Meeting, it is important that you vote your shares.
We encourage you to access the Annual Meeting before it begins. Online check-in will start approximately 15 minutes before the meeting on June 1, 2022.
What if I cannot find my Control Number?
Please note that if you do not have your Control Number and you are a registered stockholder, you will be able to login as a guest. To view the meeting webcast visit www.virtualshareholdermeeting.com/LHDX2022 and register as a guest. If you login as a guest, you will not be able to vote your shares or ask questions during the meeting.
If you are a beneficial owner (that is, you hold your shares in an account at a bank, broker or other holder of record), you will need to contact that bank, broker or other holder of record to obtain your Control Number prior to the Annual Meeting.
Will a list of record stockholders as of the Record Date be available?
A list of our record stockholders as of the close of business on the Record Date will be made available to stockholders during the meeting at www.virtualshareholdermeeting.com/LHDX2022. In addition, for the ten days prior to the Annual Meeting, the list will be available for examination by any stockholder of record for a legally valid purpose at our corporate headquarters during regular business hours.

Where can we get technical assistance?
If you encounter any difficulties while accessing the virtual meeting during the check-in or meeting time, a technical assistance phone number will be made available on the virtual meeting registration page 15 minutes prior to the start time of the meeting.
For the Annual Meeting, how do I ask questions of management and the board?
We plan to have a Q&A session at the Annual Meeting and will include as many stockholder questions as the allotted time permits. Stockholders may submit questions that are relevant to our business in advance of the Annual Meeting as well as live during the Annual Meeting. If you are a stockholder, you may submit a question in advance of the meeting to InvestorRelations@LuciraHealth.com. Questions may be submitted during the Annual Meeting through www.virtualshareholdermeeting.com/LHDX2022.
If I miss the Annual Meeting, will there be a copy posted online?
Yes, a replay of the Annual Meeting webcast will be available at our Investor Relations website at https://ir.lucirahealth.com/ and remain for at least one year. The information on our website is not incorporated by reference into this proxy statement or our Annual Report on Form 10-K.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. On the Record Date, there were 39,850,088 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on the Record Date your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote online at the Annual Meeting or vote by proxy. Whether or not you plan to virtually attend the Annual Meeting, we urge you to vote by proxy over the telephone, vote by proxy through the internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on the Record Date your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to virtually attend the Annual Meeting. You may vote prior to the Annual Meeting by logging in with the Control Number on your voting instruction form at www.proxyvote.com. You may access the Annual Meeting and vote by logging in with your Control Number at www.virtualshareholdermeeting.com/LHDX2022.
What am I voting on?
There are two matters scheduled for a vote:
•	Election of three Class I directors (Proposal 1); and
•	Ratification of selection by the Audit Committee of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2022 (Proposal 2).
What if another matter is properly brought before the meeting?
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
You may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are fairly simple:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record as of the Record Date, you may vote at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the internet, vote online at the meeting or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to virtually attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still virtually attend the Annual Meeting and vote at the meeting even if you have already voted by proxy.
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To vote during the Annual Meeting, if you are a stockholder of record as of the Record Date, follow the instructions at www.virtualshareholdermeeting.com/LHDX2022. You will need to enter the 16-digit Control Number found on your Notice of Internet Availability, or notice you receive or in the email sending you the Proxy Statement.

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To vote prior to the Annual Meeting (until 11:59 p.m. Eastern Time on May 31, 2022), you may vote via the Internet at www.proxyvote.com; by telephone; or by completing and returning your proxy card or voting instruction form, as described below.

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To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

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To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and Control Number from the Notice. Your telephone vote must be received by 11:59 p.m., Eastern Time on May 31, 2022 to be counted.

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To vote through the internet prior to the meeting, go to www.proxyvote.com and follow the instructions to submit your vote on an electronic proxy card. You will be asked to provide the company number and Control Number from the Notice. Your internet vote must be received by 11:59 p.m. Eastern Time on May 31, 2022 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than from us. To vote prior to the Annual Meeting, simply follow the voting instructions in the Notice to ensure that your vote is counted. You may access and vote at the Annual Meeting by logging in with your Control Number on your voting instruction form at www.virtualshareholdermeeting.com/LHDX2022.
Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of the Record Date.
If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?
If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or online at the Annual Meeting, your shares will not be voted.
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all three Class I nominees for director and “For” the ratification of the selection by the Audit Committee of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2022. If any other matter is properly presented at the Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
If I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions, what happens?
If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. In this regard, under the rules of the New York Stock Exchange, or NYSE, brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under NYSE rules, but not with respect to “non-routine” matters. In this regard, the NYSE has advised us that Proposal 1 is considered to be “non-routine” under NYSE rules meaning that your broker may not vote your shares on that proposal in the absence of your voting instructions. However, the NYSE has advised us that Proposal 2 is considered to be a “routine” matter under NYSE rules meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal 2.
If you are a beneficial owner of shares held in street name, and you do not plan to virtually attend the Annual Meeting, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
•	You may submit another properly completed proxy card with a later date.
•	You may grant a subsequent proxy by telephone or through the internet.
•	You may send a timely written notice that you are revoking your proxy to Lucira’s Secretary at 1412 62nd Street, Emeryville, California 94608.
•	You may attend the Annual Meeting and vote online. Simply attending the meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.
When are stockholder proposals and director nominations due for next year’s Annual Meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be received in writing by the Secretary of Lucira at 1412 62nd Street, Emeryville, California 94608 by not later than the close of business on March 3, 2023 nor earlier than the close of business on February 1, 2023 and must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act. You are also advised to review Lucira’s amended and restated bylaws, which contain additional requirements relating to advance notice of stockholder proposals and director nominations. The timely submission of a proposal (including a director nomination) does not guarantee its inclusion in Lucira’s proxy materials.
How are votes counted?
Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for the proposal to elect the three Class I directors (Proposal 1), votes “For,” “Withhold” and broker non-votes, and for the proposal to ratify the Audit Committee’s selection of BDO USA, LLP as our independent public accounting firm for the year ending December 31, 2022 (Proposal 2), votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will have no effect on Proposal 1. Abstentions will be counted towards the vote total for Proposal 2 and will have the same effect as “Against” votes. Broker non-votes will be counted towards the presence of a quorum but will not be counted towards the vote total for any proposal.
What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in street name does not give voting instructions to his or her broker, bank or other securities intermediary holding his or her shares as to how to vote on matters deemed to be “non-routine” under NYSE rules, the broker, bank or other such agent cannot vote the shares. These un-voted shares are counted as “broker non-votes.” Proposal 1 is considered to be “non-routine” under NYSE rules and we therefore expect broker non-votes to exist in connection with that proposal.
As a reminder, if you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
How many votes are needed to approve each proposal?
For the election of directors, the three Class I nominees receiving the most “For” votes from the holders of shares present virtually or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” will affect the outcome.
To be approved, Proposal 2, ratification of the selection of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2022, must receive “For” votes from the holders of a majority of shares present virtually or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares of our common stock entitled to vote are virtually present at the Annual Meeting or represented by proxy. On the Record Date, there were 39,850,088 shares of our common stock outstanding and entitled to vote. Thus, the holders of 19,925,045 shares of our common stock must be present virtually or represented by proxy at the meeting to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote online at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairperson of the meeting or vote by the holders of a majority of shares present at the Annual Meeting or represented by proxy may adjourn the Annual Meeting to another date.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results may be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1
ELECTION OF DIRECTORS
The Board is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.
The Board presently has nine members. There are three directors in the class whose term of office expires in 2022: David Lamond, Alison McCauley and Tuff Yen. Each is currently a director of Lucira. If elected at the Annual Meeting, each of these nominees would serve until the 2025 annual meeting of stockholders and until his or her successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. It is our policy to invite directors and nominees for director to attend the Annual Meeting.
Directors are elected by a plurality of the votes of the holders of shares present virtually or represented by proxy and entitled to vote on the election of directors. Accordingly, the three Class I nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three Class I nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by Lucira. Each person nominated for election has agreed to serve if elected. We have no reason to believe that any nominee will be unable to serve.
The Nominating and Corporate Governance Committee of the Board, or Nominating Committee, seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct the Company’s business. To that end, the Nominating Committee has identified and evaluated nominees in the broader context of the Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Nominating Committee views as critical to effective functioning of the Board. To provide a mix of experience and perspective on the Board, the Nominating Committee also takes into account geographic, gender, age, and ethnic diversity. The brief biographies below include information, as of the Record Date, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led the Nominating Committee to believe that that nominee should continue to serve on the Board. The following is a brief biography of each nominee and each director whose term will continue after the Annual Meeting.
Nominees for Election for a Three-year Term Expiring at the 2025 Annual Meeting
David Lamond, 47, has served as a member of the Board since February 2020. Since April 2016, Mr. Lamond has served as President of En Pointe LLC, an investment firm. From November 2011 to June 2016, he served as the President, Chief Executive Officer and Chief Investment Officer of Lamond Capital Partners LLC, a hedge fund. He serves as a member of the board of directors of Novosteo, a biotechnology company, since January 2022, Windfall Data, Inc., a data technology company, since March 2021, Applied Molecular Transport Inc., a public biotechnology company, since September 2018, INQUIS Clinical Research Ltd., a medical device company, since February 2020, Cortexyme, Inc., a public biopharmaceutical company, since December 2015 and EG 427, a gene therapy company, since August 2019 and previously served on the board of directors of Arrinex, Inc., a medical device company (now a subsidiary of Stryker Corporation). Mr. Lamond holds a B.A. in History from Duke University and a J.D. from Duke Law School.
The Board and Nominating Committee believe Mr. Lamond is qualified to serve on the Board because of his extensive leadership experience as an investor and board member in the medical technologies industry.
Alison McCauley, 50, has served as a member of the Board since December 2021. Ms. McCauley has served as Chief Advocacy Officer of Unfinished, a social impact organization, since September 2020. In January 2016, she founded Unblocked Future, a strategy firm specializing in emerging categories and markets, and currently serves as its Chief Executive Officer. Prior to that, Ms. McCauley served as Chief Executive Officer of The McCauley Group, a strategic consultancy firm, Vice President Marketing for Xojet, an aviation company, and Senior Director Brand & Positioning for Oracle Corporation, a software company. Ms. McCauley holds a B.A. in Psychology and M.A. in Organizational Behavior and Development from Stanford University.
The Board and Nominating Committee believe Ms. McCauley is qualified to serve on the Board because of her experience in strategy and marketing across industries.
Tuff Yen, 59, has served as a member of the Board since March 2019. Mr. Yen is the founder and president of Seraph Group LLC, an investment firm he founded in 2004 after working at venture capital firms Chemical Venture Partners, Chase Capital Partners and H&Q Asia Pacific from 1994 to 2000. He currently serves as President of SAF VC LLC, a role he has held since January 2016. From 1990 to 1992, Mr. Yen worked as a bioengineer at Genentech, a biotechnology company, and in 1993 he worked as a corporate development associate at Amgen, a biotechnology company. Mr. Yen received his undergraduate degree in microbiology and immunology from the University of California Berkeley and his M.B.A. from the Yale School of Management.
The Board and Nominating Committee believe Mr. Yen is qualified to serve on the Board because of his extensive experience in the biotechnology and medical device and diagnostics industries.
THE BOARD RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE
Directors Continuing in Office Until the 2023 Annual Meeting
Debkishore Mitra, Ph.D., 35, has served as our Chief Technology Officer since November 2017 and as a member of the Board since July 2014. Dr. Mitra is a co-founder of our Company and was a biomedical engineer at our Company from December 2014 to October 2017. Dr. Mitra received a B.Tech. in biotechnology and biochemical engineering from Indian Institute of Technology, Kharagpur, India and a Ph.D. in Biomedical Engineering from University of California, Berkeley.
The Board and Nominating Committee believe Dr. Mitra is qualified to serve on the Board because of his expertise in the biomedical field and extensive knowledge of the Company.
Erica J. Rogers, 58, has served as a member of the Board since September 2020. Ms. Rogers has served as President and Chief Executive Officer and a member of the board of directors of Silk Road Medical Inc., a public medical equipment manufacturer, since October 2012. Ms. Rogers previously served as Chief Operating Officer of Medicines360, a non-profit pharmaceutical company developing drugs and devices for women from June 2010 to October 2012. Ms. Rogers was an Executive Vice President at Nanosys, Inc., a quantum dot technology company, from December 2008 to March 2010. Prior to that, Ms. Rogers founded and was Chief Executive Officer of Allux Medical, a medical device company, and co-founded Visiogen, an ophthalmic medical device company which was acquired by Abbott Medical Optics in 2009. She worked previously in neurovascular marketing at Target Therapeutics Inc., a medical equipment manufacturer, and peripheral vascular sales and sales training at Boston Scientific, a medical device manufacturer. Ms. Rogers currently serves on the board of directors of Sight Sciences, Inc., a public medical device company. Ms. Rogers received a B.S. in zoology from San Diego State University.
The Board and Nominating Committee believe Ms. Rogers is qualified to serve on the Board because of her extensive leadership experience in the medical device and equipment industry.
Steve Tablak, 62, has served as a member of the Board since December 2019. Mr. Tablak has served as a member of the board of directors of Inflammatix, Inc., a molecular diagnostics company, since August 2017. From September 2015 to February 2017, he served as the Vice President of Roche Molecular Systems Inc., a developer, manufacturer and supplier of a wide array of medical diagnostic products, tests, platforms and technologies. Prior to that, Mr. Tablak served as Chairman and Chief Executive Officer of GeneWEAVE BioSciences Inc., a designer and producer of platforms for the surveillance and detection of infectious diseases, from August 2011 until it was acquired by Roche Molecular in September 2015. Mr. Tablak received a B.A. in Business Economics from University of California, Santa Barbara.
The Board and Nominating Committee believe Mr. Tablak is qualified to serve on the Board because of his relevant leadership experience in the in vitro diagnostics industry.

Directors Continuing in Office Until the 2024 Annual Meeting
Erik T. Engelson, 62, has served as our President and Chief Executive Officer and as a member of the Board since March 2019. Mr. Engelson has also served as a venture partner at ShangBay Capital, a venture capital company, since February 2018. From April 2016 to February 2019, Mr. Engelson was a board member and consultant to Arrinex, Inc., a therapeutic and medical device company. From August 2015 to March 2016, Mr. Engelson was a General Manager at Medtronic PLC, a medical device company. From August 2014 until its sale to Medtronic PLC in August 2015, Mr. Engelson served as the Chief Executive Officer of Medina Medical, Inc., a medical device company. Mr. Engelson currently serves on the board of directors of ARANZ Medical Ltd., a healthcare software company, and Neptune Medical Inc., a medical device company. Previously, he served on the board of directors of DeVoro Medical Inc., FlowCardia, Inc., Concentric Medical, Inc. and Arrinex, Inc., all therapeutic and medical device companies. Currently, Mr. Engelson is a member of the University of California San Diego Bioengineering Department Board of Trustees, a Trustee of the University of California San Diego Biology Dean’s Leadership Council and a Trustee Emeritus of the UC San Diego Foundation. Mr. Engelson received a B.A. in Microbiology and an M.S. in Bioengineering from University of California, San Diego and an Executive M.B.A. from the Stanford Graduate School of Business.
The Board and Nominating Committee believe Mr. Engelson is qualified to serve on the Board because of his extensive leadership experience in the medical device industry.
Sandra A. Gardiner, 56, has served as a member of the Board since August 2020. Ms. Gardiner has served as the Chief Financial Officer, Executive Vice President of Finance and Administration, Secretary and Treasurer of Pulse Biosciences, Inc., a bioelectric medicine company, since November 2019. Prior to joining Pulse Biosciences, Ms. Gardiner served as Executive Vice President, Finance, and Chief Financial Officer of Cutera, Inc., a global provider of laser, light and other energy-based aesthetic systems, from July 2017 to November 2019. Previous to that, Ms. Gardiner served as Vice President, Finance, Chief Financial Officer and Corporate Secretary of Tria Beauty, Inc., a medical device company, from April 2015 until it was acquired in April 2017. Previous to that, Ms. Gardiner served as Vice President of Finance and Chief Financial Officer of Aptus Endosystems, Inc., a medical device company eventually acquired by Medtronic plc; Ventus Medical, Inc., a medical device manufacturer; Vermillion, Inc., a medical diagnostic company currently known as Aspira Women’s Health Inc. and Lipid Sciences Inc., a biotechnology company. Ms. Gardiner serves on the board of the Valley Humane Society. Ms. Gardiner holds a B.A. in Management Economics from the University of California, Davis.
The Board and Nominating Committee believe Ms. Gardiner is qualified to serve on the Board because of her extensive experience managing medical device companies.
Lior Susan, 38, has served as a member of the Board since November 2020. He initially became involved with our company in 2015 in his role as founder and Managing Partner of Eclipse Ventures, LLC, a venture capital firm. Mr. Susan currently serves on the board of the following private companies: Owlet Baby Care, Inc., Bright Machines, Inc., Augury, Inc., June Life, Inc., Cheetah Technologies, Inc., Cybertoka Ltd., Dutch Pet, Inc., and Narus, Inc. Prior to founding Eclipse Ventures in 2015, Mr. Susan founded and managed the hardware investment and incubation platform of Flex Ltd., a multinational electronics contract manufacturer. Mr. Susan has served as Interim Chief Executive Officer of Bright Machines, Inc., a software and robotics company, since December 2021. Before relocating to the United States from Israel, Mr. Susan was an entrepreneur and former member of a Special Forces unit within the Israel Defense Forces.
The Board and Nominating Committee believe Mr. Susan is qualified to serve as a member of the Board due to his extensive experience investing in and working with technology companies, including as a board member.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Independence of the Board of Directors
Our common stock is listed on the Nasdaq Global Select Market. Under the listing requirements and rules of the Nasdaq Stock Market, or Nasdaq, independent directors must comprise a majority of our board of directors.
The Board has undertaken a review of its composition, the composition of its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that each of Tuff Yen, David Lamond, Steve Tablak, Sandra A. Gardiner, Erica J. Rogers, Lior Susan and Alison McCauley do not have any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the Nasdaq. In making this determination, the Board considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances the Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.
Board Diversity
In accordance with the Nasdaq listing rules, the members of the Board have self-identified a number of attributes related to their diversity. The following is a matrix showing the makeup of those self-reported attributes:
Board Diversity Matrix (As of the Record Date)
Total Number of Directors	9
	Female	Male	Non- Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	6	—	—
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	2	—	—
Hispanic or Latinx	1	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	4	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	—
Board Leadership Structure
The Board is currently chaired by Mr. Lamond, who has authority, among other things, to call and preside over Board meetings, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Board chairperson has substantial ability to shape the work of the Board. We believe that separation of the positions of Board chairperson and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of Lucira. In addition, we have a separate chairperson for each committee of the Board. The chairperson of each committee reports periodically to the Board on the activities of their committee in fulfilling their responsibilities as detailed in their respective charters.
Role of the Board in Risk Oversight
One of the Board’s key functions is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the

Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for Lucira. The Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Audit Committee responsibilities also include oversight of cybersecurity risk management. The Nominating Committee oversees all aspects of our corporate governance functions. The Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.
Meetings of The Board of Directors
The Board met seven times during 2021. All directors except Alison McCauley attended at least 75% of the aggregate number of meetings of the Board and of the committees on which they served, held during the portion of the last fiscal year for which they were directors or committee members, respectively. Ms. McCauley’s total service for the year was two meetings and she missed only one meeting due to a preexisting conflict which was scheduled prior to Ms. McCauley joining our Board.
As required under applicable Nasdaq listing standards, in fiscal 2021, our independent directors met four times in regularly scheduled executive sessions at which only independent directors were present.
Information Regarding Committees of the Board of Directors
The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating Committee. The following table provides membership and meeting information for fiscal 2021 for each of the Board committees:
Name	Audit	Compensation	Nominating and Corporate Governance
Sandra A. Gardiner	X*		X
David Lamond		X
Alison McCauley			X
Erica J. Rogers	X	X
Lior Susan			X*
Steve Tablak		X*	X
Tuff Yen	X
Total meetings in 2021	5	1	1
*	Committee Chairperson
Below is a description of each committee of the Board.
Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to Lucira.
Audit Committee
The Audit Committee was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act, to oversee our corporate accounting and financial reporting processes and audits of its financial statements.

The primary purpose of the Audit Committee is to discharge the responsibilities of the Board with respect to our corporate accounting and financial reporting processes, systems of internal control and financial statement audits, and to oversee our independent registered public accounting firm. Specific responsibilities of the Audit Committee include:
•	helping the Board oversee our corporate accounting and financial reporting processes;
•	managing the selection, engagement, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•
discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•	reviewing related party transactions;
•	approving or, as permitted, pre-approving, audit and permissible non-audit services to be performed by the independent registered public accounting firm; and
•	reviewing our risk assessment and risk management processes, including information security matters.
The Audit Committee is composed of three directors: Sandra A. Gardiner, Tuff Yen and Erica Rogers. The Audit Committee met five times during 2021. The Board has adopted a written Audit Committee charter that is available to stockholders on our website at https://ir.lucirahealth.com/corporate-governance/governance-overview.
The Board reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards).
The Board has also determined that Ms. Gardiner qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. Each member of the Audit Committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, the Board has examined each Audit Committee member’s scope of experience and the nature of their employment.
Report of the Audit Committee of the Board of Directors*
The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2021 with Lucira’s management. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board, or PCAOB, and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in the Lucira’s Annual Report on Form 10-K for the year ended December 31, 2021.
/s/ Sandra A. Gardiner (Chairperson)
/s/ Tuff Yen
/s/ Erica Rogers
Compensation Committee
The Compensation Committee is composed of three directors: Steve Tablak, Erica J. Rogers and David Lamond. All members of the Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2) of the Nasdaq listing standards). The Compensation Committee met one time during 2021. The
*
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Lucira under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Board has adopted a written Compensation Committee charter that is available to our stockholders on our website at https://ir.lucirahealth.com/corporate-governance/governance-overview.
The primary purpose of the Compensation Committee is to discharge the responsibilities of the Board in overseeing our compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate. The Compensation Committee may form and delegate authority to subcommittees as appropriate, including, but not limited to, a subcommittee composed of one or more members of the Board or officers of Lucira to grant stock awards under our equity incentive plans to persons who are not then subject to Section 16 of the Exchange Act. Delegation by the Compensation Committee to any subcommittee shall not limit or restrict the Compensation Committee on any matter so delegated, and, unless the Compensation Committee alters or terminates such delegation, any action by the Compensation Committee on any matter so delegated shall not limit or restrict future action by such subcommittee on such matters. Specific responsibilities of the Compensation Committee include:
•	reviewing and recommending to the Board the compensation of our chief executive officer and other executive officers;
•	reviewing and recommending to the Board the compensation of our directors;
•	administering our equity incentive plans and other benefit programs;
•
reviewing, adopting, amending and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections and any other compensatory arrangements for our executive officers and other senior management; and

•	reviewing and establishing general policies relating to compensation and benefits of our employees, including our overall compensation philosophy.
Compensation Committee Processes and Procedures
Under its charter, the Compensation Committee is required to meet at least two times annually. The agenda for each meeting is usually developed by the chairperson of the Compensation Committee, in consultation with the CEO and CFO and, as applicable, Compensia. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of Lucira. In addition, under the charter, the Compensation Committee has the authority to obtain, at Lucira’s expense, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the compensation committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.
During the past fiscal year, after taking into consideration the six factors prescribed by the SEC and Nasdaq described above, the Compensation Committee engaged Compensia as compensation consultants. As part of its engagement, Compensia was requested by the Compensation Committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group that were presented to the Compensation Committee for its consideration. Following an active dialogue with Compensia and resulting modifications, the Compensation Committee approved the recommendations as to executive compensation and administration of the benefit plans and recommended that the Board approve the recommendations as to director compensation. The executive compensation programs that were in place for 2021 are disclosed in the Executive Compensation section of this proxy statement.
Historically, the Compensation Committee has made most of the significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the first half of the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer and the Chief Financial Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. For all executives and directors as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant.
Nominating and Corporate Governance Committee
The Nominating Committee is responsible for identifying, reviewing and evaluating candidates to serve as directors (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board, and developing a set of corporate governance principles for Lucira.
Specific responsibilities of our nominating and corporate governance committee include:
•	identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on our board of directors;
•	considering and making recommendations to our board of directors regarding the composition and chairpersonship of the committees of our board of directors;
•	developing and making recommendations to our board of directors regarding corporate governance guidelines and matters; and
•	overseeing periodic evaluations of the board of directors’ performance, including committees of the board of directors.
The Nominating Committee is composed of four directors: Lior Susan, Steve Tablak, Sandra A. Gardiner and Alison McCauley. All members of the Nominating Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Nominating Committee met one time during the fiscal year. The Board has adopted a written Nominating Committee charter that is available to our stockholders on our website and https://ir.lucirahealth.com/corporate-governance/governance-overview.
The Nominating Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of Lucira, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of Lucira and the long-term interests of stockholders. In conducting this assessment, the Nominating Committee typically considers diversity (including gender, racial and ethnic diversity), age, skills and such other factors as it deems appropriate, given the current needs of the Board and Lucira, to maintain a balance of knowledge, experience and capability.
The Nominating Committee appreciates the value of thoughtful Board refreshment, and seeks to identify and consider qualities, skills and other director attributes that would enhance the composition of the Board. In the case of incumbent directors whose terms of office are set to expire, the Nominating Committee reviews these directors’ overall service to Lucira during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing rules, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.
The Nominating Committee will consider director candidates recommended by stockholders. The Nominating Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Corporate Secretary at the following address: 1412 62nd Street, Emeryville, California 94608 no later than the close of business on March 3, 2023 nor earlier than the close of business on February 1, 2023. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of our stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.
Stockholder Communications With the Board of Directors
Historically, we have not provided a formal process related to stockholder communications with the Board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to the Board has been excellent. Nevertheless, during the upcoming year, the Nominating Committee will give full consideration to the adoption of a formal process for stockholder communications with the Board and, if adopted, publish it promptly and post it to our website.
Code of Ethics
We have adopted a Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on our website at https://ir.lucirahealth.com/corporate-governance/governance-overview. If we make any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on its website.
Prohibition on Speculative Trading*
Under the terms of our insider trading policy, none of our officers, directors, other employees or consultants may engage in short sales, transactions in put or call options, hedging transactions, margin accounts, pledges, or other inherently speculative transactions with respect to our capital stock at any time.
*
The disclosure under the caption “Prohibition on Speculative Trading” is not to be incorporated by reference in any filing of Lucira under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2022 and has further directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. BDO USA, LLP has audited our financial statements since 2020. Representatives of BDO USA, LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our amended and restated bylaws nor other governing documents or law require stockholder ratification of the selection of BDO USA, LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of BDO USA, LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of Lucira and our stockholders.
The affirmative vote of the holders of a majority of the shares present in person or virtually or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of BDO USA, LLP.
Principal Accountant Fees and Services
The following table represents aggregate fees for the years ended December 31, 2021 and 2020, by BDO USA, LLP.
	Year Ended
	2021	2020
Audit Fees(1)	$924,728	$435,618
Audit-related Fees(2)	—	—
Tax Fees(3)	20,750	67,500
All Other Fees(4)	—	—
Total Fees	$945,478	$503,118
(1)
Audit fees consist of professional services rendered for audit and quarterly review of our financial statements and review of our registration statement for our initial public offering in February 2021 and related services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees consist of fees that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees.”
(3)	Tax fees consist of fees for tax-related services, including research and development tax credit analysis.
(4)	All other fees consist of fees for all other services that are not reported above.
Pursuant to its charter, the Audit Committee must review and approve, in advance, the scope and plans for the audits and the audit fees and approve in advance (or, where permitted under the rules and regulations of the SEC, subsequently) all non-audit services to be performed by the independent registered public accounting firm that are not otherwise prohibited by law and any associated fees. The Audit Committee may delegate to one or more members of the Audit Committee the authority to pre-approve audit and permissible non-audit services, as long as this pre-approval is presented to the full committee at scheduled meetings.
The Audit Committee was formed upon the closing of our initial public offering in February 2021. As a result, the Audit Committee did not pre-approve all of the foregoing services, although any services rendered prior to the formation of the Audit Committee were approved by the Audit Committee Chairperson elect.
Pre-Approval Policies and Procedures.
The Audit Committee has determined that the rendering of services other than audit services by BDO USA, LLP is compatible with maintaining the principal accountant’s independence.

Since the formation of the Audit Committee, and pursuant to its charter, the Audit Committee must review and approve, in advance, all proposed audit, review and attest services, including the scope of and plans for the audits and the audit fees and approve in advance (or, where permitted under the rules and regulations of the SEC, subsequently) all non-audit services to be performed by the independent registered public accounting firm that are not otherwise prohibited by law and any associated fees. The Audit Committee may delegate to one or more members of the Audit Committee the authority to pre-approve audit and permissible non-audit services, as long as this pre-approval is presented to the full committee at the next scheduled meeting.
THE BOARD RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

EXECUTIVE OFFICERS
Each of our executive officers serves at the discretion of the Board. The determination as to which of our employees qualify as executive officers was made by the Board in accordance with the rules of the SEC. Biographical information for our executive officers as of the Record Date is set forth below. The following table identifies our current executive officers, their age, and their respective offices and positions as of the Record Date.
Name	Age	Position
Erik T. Engelson	62	President, Chief Executive Officer and Director
Daniel George	52	Chief Financial Officer and Treasurer
Debkishore Mitra, Ph.D.	35	Chief Technology Officer and Director
Tony Allen	59	Chief Operating Officer
Kevin Collins	45	Chief Revenue Officer
Ghazi Kashmolah	61	Chief Quality Officer and Executive Vice President Regulatory Affairs
Erik T. Engelson, biographical information regarding Mr. Engelson is set forth under “Proposal 1: Election of Directors”.
Daniel George has served as our Chief Financial Officer and Treasurer on a full-time basis since August 2020. From April 2019 until August 2020, Mr. George served as our Chief Financial Officer and Treasurer through his consulting practice, which he established in May 2016, specializing in providing executive financial services to healthcare companies covering a broad range of specialties. Mr. George served as Vice President, Finance for Avinger Inc., a publicly traded medical device company specializing in peripheral atherectomy from August 2014 to May 2016. From June 2012 to August 2014, Mr. George served as a consultant and Vice President of Finance for ApniCure, Inc., a medical device company specializing in the treatment of sleep apnea. From March 2009 to June 2012, Mr. George worked for Avantis Medical Systems, Inc., a manufacturer of colonoscopy visualization technology, where he was both a consultant and Chief Financial Officer. Mr. George was also the Sr. Director of Finance at FoxHollow Technologies Inc., a medical device company, and worked for PricewaterhouseCoopers LLP, an accounting and management consulting firm, in the assurance and business advisory practice. Mr. George holds B.S. degrees in both Accounting and Finance from California State University, Long Beach.
Debkishore Mitra, Ph.D., biographical information regarding Dr. Mitra is set forth under “Proposal 1: Election of Directors”.
Tony Allen has served as our Chief Operating Officer since September 2021. From May 2018 to September 2021, Mr. Allen served as Vice President and Head of Global Internal Manufacturing at Ortho-Clinical Diagnostics, Inc., an in vitro diagnostics company. Mr. Allen served as Vice President and General Manager at Gap Partners, Inc., a metal fabrication company, from March 2017 to May 2018, Global Senior Project Management Office Head at Alcon Inc., an eye care device company, from March 2016 to March 2017 and Vice President of Operations at Accriva Diagnostics Holdings, Inc., a medical equipment and supplies manufacturing company, from October 2015 to March 2016. Prior to that he served in various operations and leadership roles at DJO Global, Inc., an orthopedic medical device company, for approximately eight years and at NEC Computers International, an information technology and electronics company, for approximately nine years. Mr. Allen received a T5 in telecommunications and radio communications from the Department of Marine Radio and Radar, Limerick, Ireland and an Executive M.B.A. from Aberdeen University.
Kevin Collins has served as our Chief Revenue Officer since May 2021. From April 2020 to May 2021, Mr. Collins was at Outset Medical, Inc., a medical technology company, as Head of Sales and Market Development (chronic/home), Area Vice President of Sales, West, and most recently as Vice President, International Commercial Operations. From January 2017 to January 2020, he was Vice President, Global Distribution Markets at Intuitive Surgical, Inc., a medical robotics company that he joined in February 2009. Prior to that, Mr. Collins was at Lumenis Ltd., a medical equipment and laser technologies company, where he rose from Area Sales Manager to Regional Sales Manager for lasers. Mr. Collins received a B.A. in communication and political science from University of Arizona.
Ghazi Kashmolah has served as our Chief Quality Officer and Executive Vice President Regulatory Affairs since August 2021. Most recently, he was Chief Quality Assurance, Regulatory Affairs, and EH&S Officer at Orchid Orthopedic Solutions LLC, a medical device company, from September 2019 to August 2021. Prior to that, he led quality and regulatory affairs as Senior Vice President of QA/RA for DJO Global, Inc., a medical device company, from May 2013 to April 2019, Vice President of QA/RA at OSI Systems, Inc., a designer and manufacturer of specialized electronic systems and components, from March 2010 to May 2013, and Vice President of Global QA/RA at Life Technologies, a biotech company acquired by life sciences company Thermo Fisher Scientific Inc. in 2014, from November 2007 to November 2009. At Cardinal Health, Inc., a health care services company, Mr. Kashmolah was Vice President, Global Operations including manufacturing, supply chain, and quality, from January 2001 to July 2005. Mr. Kashmolah received a B.S. in electrical engineering from Wayne State University, an M.S. in electrical engineering from West Coast University, and an Executive M.B.A. from University of Iowa Tippie School of Management.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information with respect to the beneficial ownership of our common stock as of the Record Date, for:
•	each person or group of affiliated persons known by us to beneficially own more than 5% of our common stock;
•	each of our named executive officers;
•	each of our directors, including the nominees named herein; and
•	all of our directors and executive officers as a group.
We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to applicable community property laws. In computing the number of shares beneficially owned by a stockholder and the percentage ownership of such stockholder, we deemed to be outstanding all shares subject to options held by the stockholder that are currently exercisable or exercisable as of June 7, 2022, which is 60 days after the Record Date. These shares are deemed to be outstanding and beneficially owned by the stockholder holding such options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other stockholder. This table is based upon information supplied by officers and directors and Schedules 13D and 13G filed with the SEC. Applicable percentage ownership is based on 39,850,088 shares of our common stock outstanding as of the Record Date.
Unless otherwise indicated, the address of each beneficial owner listed below is c/o Lucira Health, Inc., 1412 62nd Street, Emeryville, California 94608.
	Shares of Common Stock Beneficially Owned
Name of Beneficial Owner	Shares	%
5% or Greater Stockholders:
Entities affiliated with EPIQ Capital Group, LLC(1)	13,156,525	33.0%
Entities affiliated with Eclipse Ventures(2)	6,223,795	15.6%
Entities affiliated with Seraph Group LLC(3)	2,293,002	5.7%
Named Executive Officers and Directors
Erik T. Engelson(4)	1,405,640	3.4%
Kevin Collins(5)	104,346	*
Ghazi Kashmolah(6)	2,591	*
Debkishore Mitra, Ph.D.(7)	1,165,652	2.9%
Sandra A. Gardiner(8)	125,281	*
David Lamond(9)	271,666	*
Alison McCauley	—	*
Erica J. Rogers(10)	125,281	*
Lior Susan(2)	6,223,795	15.6%
Steve Tablak(11)	125,281	*
Tuff Yen(3)	2,293,002	5.7%
All executive officers and directors as a group (13 persons)(12)	12,199,613	30.4%
*	Represents beneficial ownership of less than 1%.
(1)
This information is based solely on a Schedule 13D, dated February 5, 2021, filed with the SEC on February 12, 2021 by EPIQ Capital Group, LLC (“EPIQ”), reporting its beneficial ownership as of February 5, 2021. EPQ LLC, LFLU PS (“LFLU”), directly owns 3,754,084 shares of our common stock; EPQ LLC, LCOVD PS (“LCOVD”), directly owns 5,173,026 shares of our common stock; EPQ LLC, LCOVD SAFE PS (“SAFE”), directly owns 735,475 shares of our common stock; EPQ LLC, LTEST PS (“LTEST”), directly owns 3,461,764 shares of our common stock; and Chad Boeding directly owns 32,176 shares of our common stock. EPIQ, in its capacity as the Managing Member of LFLU, LCOVD, SAFE, and LTEST, may be deemed to beneficially own all of the shares of our common stock owned by LFLU, COVD, SAFE and LTEST, consisting of 13,124,349 shares. Mr. Boeding, by virtue of being the

Chief Executive Officer and Manager of EPIQ, may be deemed to beneficially own all of the shares of our common stock that may be deemed to be beneficially owned by EPIQ, which when added to his direct ownership consists of 13,156,525 shares of our common stock. The principal address of each of the individuals and entities listed above is c/o EPIQ Capital Group, LLC, One Lombard Street, Suite 200, San Francisco, California 94111.
(2)
This information is based solely on a Schedule 13G, dated December 31, 2021, filed with the SEC on February 14, 2022 by Eclipse Fund III, L.P., (“Eclipse III”), Eclipse GP III, LLC (“Eclipse GP III”), Eclipse Ventures Fund I, L.P. (“Eclipse I”), Eclipse Ventures GP I, LLC (“Eclipse GP I”), and Lior Susan. Eclipse I directly owns 2,039,809 shares of common stock and Eclipse III directly owns 4,183,986 shares of common stock. Eclipse GP I is the general partner of Eclipse I and may be deemed to have voting, investment and dispositive power over the shares held by Eclipse I. Eclipse GP III is the general partner of Eclipse III and may be deemed to have voting, investment and dispositive power over the shares held by Eclipse III. Lior Susan, a member of the Board, is the sole managing member of each of Eclipse GP I and Eclipse GP III and may be deemed to have voting, investment and dispositive power over the shares held by each of Eclipse I and Eclipse III. Each of Eclipse GP I, Eclipse GP III and Mr. Susan disclaim beneficial ownership of the shares held by Eclipse I and Eclipse III except to the extent of their respective pecuniary interests therein, if any. The address of each of the individuals and entities listed above is 514 High Street, Suite 4, Palo Alto, California 94301.

(3)
Consists of (i) 1,228,195 shares of common stock held by Seraph Diassess, LLC, (ii) 1,013,473 shares of common stock held by Seraph Investments II, LLC and (iii) 51,334 shares of common stock issuable to Seraph Group LLC subject to outstanding options exercisable within 60 days of the Record Date. Seraph Group LLC is the manager of each of Seraph Diassess, LLC and Seraph Investments II, LLC, and exercises investment and voting control over the shares held by each. All investment decisions are made by Mr. Yen in his capacity as the President of Seraph Diassess, LLC and a Manager of Seraph Investments II, LLC and he is one of our directors. Mr. Yen disclaims beneficial ownership of the shares held by the Seraph funds except to the extent of his pecuniary interest therein, if any. The address of each of the individuals and entities listed above is 152 Candler Dr. Decatur, Georgia 30030.

(4)
Consists of (i) 240,559 shares of common stock held by Epic Pacific, LLC, of which Mr. Engelson is a Member, (ii) 23,282 shares of common stock held by Pacific Premier Trust Custodian FBO Erik Engelson IRA, for which Mr. Engelson serves as trustee, (iii) 46,400 shares of common stock held by the Elisabeth North Kuechler Engelson Trust, dated January 17, 2001, for which Mr. Engelson serves as trustee, and (v) 1,065,399 shares of common stock issuable to Mr. Engelson subject to outstanding options that are exercisable within 60 days of the Record Date.

(5)
Consists of (i) 5,102 shares of common stock held by Mr. Collins and (ii) 99,244 shares of common stock issuable to Mr. Collins pursuant to restricted stock units award that vests within 60 days of the Record Date.

(6)	Consists of 2,591 shares of common stock held by Mr. Kashmolah.
(7)
Consists of (i) 375,225 shares of common stock held by Dr. Mitra (ii) 789,912, shares of common stock issuable to Dr. Mitra subject to outstanding options that are exercisable within 60 days of the Record Date, and (iii) 515 shares of common stock issuable to Dr. Mitra pursuant to restricted stock units award that vests within 60 days of the Record Date.

(8)	Consists of 125,281 shares of common stock issuable to Ms. Gardiner pursuant to options exercisable within 60 days of the Record Date.
(9)
Consists of (i) 146,385 shares of common stock held by Blue Devil Trust, for which Mr. Lamond serves as trustee, and (ii) 125,281 shares of common stock held by Mr. Lamond. Mr. Lamond shares voting and investment control over the shares held by Blue Devil Trust with his spouse.

(10)	Consists of 125,281 shares of common stock issuable to Ms. Rogers pursuant to options exercisable within 60 days of the Record Date.
(11)	Consists of 125,281 shares of common stock issuable to Mr. Tablak pursuant to options exercisable within 60 days of the Record Date.
(12)
Consists of (i) 9,492,963 shares of common stock held directly or indirectly by all current executive officers and directors as a group, and (ii) 2,706,650 shares of common stock issuable pursuant to (x) options exercisable or (y) restricted stock unit awards that vest within 60 days of the Record Date, 2022 that are held by all current executive officers and directors as a group.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, based solely on a review of the copies of such reports filed on the SEC’s EDGAR system and written representations that no other reports were required, during the fiscal year ended December 31, 2021 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with; except that one report, covering an aggregate of four transactions, was filed late by Tamanna Prashar, who was a Section 16 officer when the report was due. Additionally, during fiscal 2021, Erik T. Engelson timely filed a Form 3 and two subsequently filed Form 4s that inadvertently omitted one holding. This error was corrected by amending the Form 3.

EXECUTIVE COMPENSATION
Our named executive officers for the year ended December 31, 2021, consisting of our principal executive officer and the next two most highly compensated executive officers, were:
•	Erik T. Engelson, our President and Chief Executive Officer;
•	Kevin Collins, our Chief Revenue Officer; and
•	Ghazi Kashmolah, our Chief Quality Officer and EVP Regulatory Affairs.
We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012. As an emerging growth company, we are exempt from certain requirements related to executive compensation, including, but not limited to, the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of our Chief Executive Officer to the median of the annual total compensation of all of our employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Wall Street Reform and Consumer Protection Act.
Summary Compensation Table
The following table shows, for the years ended 2021 and 2020, compensation awarded to or paid to, or earned by, our named executive officers in 2020 and 2021.
Name and Principal Position(s)	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	Total
Erik T. Engelson President and Chief Executive Officer	2021	$514,583	$—	$—	$1,314,129	$531,615	$2,360,327
	2020	334,375	—	—	405,329	35,313	775,017
Kevin Collins(5) Chief Revenue Officer	2021	261,744	133,419	1,925,329	—	214,720	2,535,211
Ghazi Kashmolah(6) Chief Quality Officer and EVP Regulatory Affairs	2021	150,000	170,000	1,499,024	—	73,468	1,892,492
(1)
The amounts disclosed for 2021 include (a) for Mr. Collins, guaranteed sales commissions earned under our Commission Plan in 2021 (see “—Employee Incentive Plans—Commission Plan” below for additional details) and (b) for Mr. Kashmolah, a one-time sign-on bonus paid in 2021 pursuant to the terms of his employment agreement with us.

(2)
The amounts disclosed represent the aggregate grant date fair value of the restricted stock units granted to our named executive officers computed in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718. Assumptions used in the calculation of these amounts are included in Note 9 to our financial statements included in the Annual Report.

(3)
The amounts disclosed represent the aggregate grant date fair value of the stock options granted to our named executive officers computed in accordance with FASB ASC Topic 718. This amount does not reflect the actual economic value that may be realized by the named executive officer. Assumptions used in the calculation of these amounts are included in Note 9 to our financial statements included in our Annual Report on Form 10-K. Our named executive officers will only realize compensation to the extent the trading price of our common stock is greater than the exercise price of such stock options.

(4)
Amounts for 2021 reflect annual cash incentives earned by our named executive officers under our Employee Cash Incentive Plan, or Cash Incentive Plan based upon the achievement of certain company performance objectives established by the Compensation Committee. See “—Employee Incentive Plans—Employee Cash Incentive Plan” below for additional details.

(5)	Mr. Collins joined Lucira in May 2021.
(6)	Mr. Kashmolah joined Lucira in August 2021.

Base Salaries
Base salaries established for our named executive officers are paid to attract and retain talent and are set at a level that is commensurate with each executive’s duties and authority, contributions, prior experience and sustained performance. In 2021, our named executive officers were entitled to the following annual base salaries:
Name	2021 Base Salary
Erik T. Engelson(1)	$525,000
Kevin Collins	440,000
Ghazi Kashmolah	400,000
(1)	At the start of 2021, Mr. Engelson’s annual base salary was $400,000, and in February 2021, Mr. Engelson’s annual base salary was increased to $525,000.
Agreements with our Named Executive Officers
Below are descriptions of our employment agreements with each of our named executive officers setting forth the terms and conditions of such executive’s employment with us. The employment agreements generally provide for at-will employment and set forth the named executive officer’s initial base salary. Each of our named executive officers has executed our standard confidential information and invention assignment agreement.
For a discussion of the severance pay and other benefits to be provided in connection with a termination of employment and/or a change in control under the arrangements with our named executive officers, please see “—Potential Payments Upon Termination or Change in Control” below.
Erik T. Engelson
In January 2021, we entered into an amended and restated employment agreement with Erik T. Engelson, our President and Chief Executive Officer and a member of the Board. The employment agreement continued to provide for an annual base salary of $400,000 per year, which increased to $525,000 per year following the completion of our initial public offering in February 2021. Pursuant to the employment agreement, Mr. Engelson is eligible to receive an annual discretionary cash bonus with a target bonus opportunity equal to 83% of his base salary, based on performance objectives set forth in our Cash Incentive Plan (the terms of which are described below under “—Employee Incentive Plans.” On February 4, 2021, we granted Mr. Engelson an option to purchase 173,937 shares of our common stock with an exercise price of $17.00. The shares underlying this option will vest as to 25% of such shares on the first anniversary of the grant date and 1/48th of the shares will vest monthly thereafter over 36 months. Mr. Engelson is also entitled to certain severance benefits, the terms of which are described below under “—Potential Payments Upon Termination or Change in Control.”
Kevin Collins
In May 2021, we entered into an employment agreement with Kevin Collins, our Chief Revenue Officer. The employment agreement provided for an annual base salary of $440,000 per year. Pursuant to the employment agreement, Mr. Collins is eligible to receive an annual discretionary cash bonus of up to 40% of his base salary, based on performance objectives set forth in our Cash Incentive Plan. Pursuant to the employment agreement, Mr. Collins is eligible to earn sales commissions with a target of 30% of his base salary, the terms and conditions of which are governed by our Commission Plan. The employment agreement also provides for a grant of approximately $2,150,000 of restricted stock units, which is governed by our 2021 Equity Incentive Plan (the terms of which are described below under “—Employee Stock Plans.”) On June 18, 2021, we granted Mr. Collins 396,975 restricted stock units, which will vest over a four-year period with 25% of the shares subject to the restricted stock units vesting on the first anniversary of the vesting commencement date (May 27, 2021) and the remainder of the shares subject to the restricted stock units vesting in 12 equal quarterly installments thereafter. Mr. Collins is also entitled to certain severance benefits, the terms of which are described below under “—Potential Payments Upon Termination or Change in Control.”
Ghazi Kashmolah
In August 2021, we entered into an employment agreement with Ghazi Kashmolah, our Executive Vice President and Chief Quality Officer. The employment agreement provided for an annual base salary of $400,000 per year. Pursuant to the employment agreement, Mr. Kashmolah received a one-time bonus of $170,000, less applicable withholdings. Under the employment agreement, Mr. Kashmolah is eligible to receive an annual discretionary cash bonus with a target bonus opportunity equal to 40% of his base salary, based on performance objectives set forth in our Cash Incentive Plan. The employment agreement also provides for a grant of approximately $1,500,000 of restricted stock units, which is governed by our 2021 Equity Incentive Plan. On September 30, 2021, we granted Mr. Kashmolah 197,240 restricted stock units, which will vest over a four-year period with 25% of the shares subject to the restricted stock units vesting on the first anniversary of the vesting commencement date (August 16, 2021) and the remainder of the shares subject to the restricted stock units vesting in 12 equal quarterly installments thereafter. Mr. Kashmolah is also entitled to certain severance benefits, the terms of which are described below under “—Potential Payments Upon Termination or Change in Control.”
Potential Payments Upon Termination or Change in Control
In January 2021, we adopted the Lucira Health, Inc. Officer Severance Benefit Plan (“Severance Plan”), that applies to all officers designated thereunder, including our named executive officers. In the event of an involuntary termination, that occurs during the time period commencing three months prior to and ending 12 months following a change in control, we will provide the following severance benefits, contingent upon receiving a release of claims in favor of our company, compliance with any existing confidentiality agreement, return of all company property, and agreement to resign from all officer and director positions (unless otherwise specified by the company): (i) a lump sum cash payment equal to 12 months (or 18 months for Mr. Engelson) of the officer’s base salary, (ii) a lump sum cash payment equal to (a) the officer’s target bonus multiplied by (b) a fraction, the numerator of which is the number of days between (and including) the start of the fiscal year in which the change in control termination occurs and the date of change in control termination and the denominator of which is 365, and (iii) up to 12 months (or 18 months for Mr. Engelson) of Consolidated Omnibus Budget Reconciliation Act (“COBRA”), coverage. In addition, in the event of a change in control while the officer is still an employee of the company, 100% of the officer’s unvested equity awards will vest in full and become immediately exercisable.
The Severance Plan also provides that, in the event of a covered termination that is not a change in control termination, as such terms are used in the Severance Plan, we will provide the following severance benefits, contingent upon receiving a release of claims in favor of our company, compliance with any existing confidentiality agreement, return of all company property, and agreement to resign from all officer and director positions (unless otherwise specified by the company): (i) a severance payment equal to nine months (or 18 months for Mr. Engelson) of the officer’s then-current base salary paid in installments and (ii) up to nine months (or 12 months for Mr. Engelson) of COBRA coverage.
For the purposes of the Severance Plan, the following definitions apply:
•
“cause” generally means with respect to a particular officer the occurrence of any of the following events: (i) such officer’s commission or conviction of any felony or any crime involving fraud, dishonesty or moral turpitude; (ii) such officer’s commission or attempted commission of, or participation in, a fraud or act of dishonesty against the company; (iii) such officer’s material breach of fiduciary contractual, statutory or common law duties to the company; (iv) such officer’s intentional damage to any property of the company; (v) such officer’s misconduct or other violation of company policy that causes harm; or (vi) conduct by such officer which in the good faith and reasonable determination of the company demonstrates gross unfitness to serve.

•
“change in control” generally means (i) a consummated merger or similar transaction in which the company’s stockholders cease to own more than 50% of the surviving entity’s voting power in substantially the same proportions as the company’s securities pre-transaction; (ii) any transaction or series of related transaction were more than 50% of the company’s voting power is transferred; or (iii) a consummated sale or other disposition of all or substantially all of the company’s assets other than to certain related entities.

•	“change in control period” means the period beginning on the date that is three months prior to and ending on the date that is 12 months following the consummation of a change in control.

•
“change in control termination” generally means an involuntary termination that occurs within the change in control period. For such purposes, if the events giving rise to an officer’s right to resign for good reason arise within the change in control period, and the officer’s resignation occurs not later than thirty days after the expiration of the cure period, such termination shall be a change in control termination.

•
“good reason” for an officer’s resignation generally means the occurrence of any of the following events, conditions, or actions taken by the company without cause and without such officer’s consent: (i) a material reduction of such officer’s annual base salary, which is a reduction of at least 10% (unless pursuant to a salary reduction program applicable generally to the company’s similarly situated employees); (ii) a material reduction in such officer’s duties, responsibilities or authority; (iii) a relocation of such officer’s principal place of employment with the company to a place that increases such officer’s one-way commute by more than fifty miles (excluding regular travel in the ordinary course of business); provided, however, that in each case above, in order for the officer’s resignation to be deemed to have been for good reason, the officer must first give the company written notice of the action or omission giving rise to “good reason” within thirty days after the first occurrence thereof; the company must fail to reasonably cure such action or omission within thirty days after receipt of such notice, or the cure period, and the officer’s resignation must be effective not later than thirty days after the expiration of the cure period.

•
“involuntary termination” generally means a termination of an officer’s employment by us without cause (excluding by reason of the officer’s death or disability) or such officer’s voluntary resignation for good reason.

Employee Benefits
All of our named executive officers are eligible to participate in our employee benefit plans, including our paid time off, medical, dental, vision, life, disability and accidental death and dismemberment insurance plans, in each case on the same basis as all of our other employees.
401(k) Retirement Savings Plan
We currently maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. The 401(k) plan is intended to qualify as a tax-qualified retirement plan under the Internal Revenue Code of 1986, as amended, or the Code. Our named executive officers are eligible to participate in the 401(k) plan on the same basis as our other employees and defer a portion of their compensation, within prescribed limits, on a pre-tax basis through payroll contributions to the 401(k) plan.
Outstanding Equity Awards as of December 31, 2021
The following table presents the outstanding equity incentive plan awards held by each named executive officer as of December 31, 2021.
Name	Grant Date	Vesting Commencement Date	Option Awards(1)				Stock Awards(1)
			Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(3)
Erik T. Engelson	4/10/2019(4)	02/16/2019	574,667	—	$0.82	04/09/2029	—	$—
	09/25/2020(4)	09/11/2020	432,753	—	2.20	09/24/2030	—	—
	02/04/2021(5)	02/04/2021	—	173,937	17.00	02/03/2031	—	—
Kevin Collins	06/18/2021(6)	05/27/2021	—	—	—	—	396,975	3,417,954.75
Ghazi Kashmolah	09/30/2021(6)	08/16/2021	—	—	—	—	197,240	1,698,236.40
(1)	All of the awards were granted under the 2014 Equity Incentive Plan or the 2021 Equity Incentive Plan.

(2)
The option awards granted in 2019 and 2020 were granted with a per share exercise price equal to the fair market value of one share of our common stock on the date of grant, as determined in good faith by the Board. The option award granted in 2021 was granted with a per share exercise price equal to the price per share at which our common stock was first sold to the public.

(3)
The dollar amounts are determined by multiplying the number of shares or units shown by $8.61, the closing price of Lucira’s common stock on December 31, 2021, the last trading day of Lucira’s fiscal year.

(4)
The shares subject to the option vest in 48 equal monthly installments measured from the vesting commencement date, subject to continuous service as of each such vesting date. 100% of the unvested shares will vest immediately upon the consummation of a Change in Control (as defined in the 2014 Equity Incentive Plan).

(5)	25% of the shares underlying this option will vest on the first anniversary of the grant date and 1/48th of the shares underlying this option will vest monthly thereafter over 36 months.
(6)
The restricted stock units vest over a four-year period with 25% of the shares subject to the restricted stock units vesting on the first anniversary of the vesting commencement date and the remainder of the shares subject to the restricted stock units vesting in 12 equal quarterly installments thereafter.

Employee Incentive Plans
Employee Cash Incentive Plan
The Board adopted the Cash Incentive Plan in January 2021. Our Cash Incentive Plan provides for the grant of cash-based incentive awards to our employees, including our named executive officers, Messrs. Engelson, Collins, and Kashmolah, which are also performance-based cash awards under our 2021 Plan. Awards under our Cash Incentive Plan are made based on, and subject to achieving, specified performance goals established by the Compensation Committee in its discretion for the applicable performance period.
Pursuant to their employment agreements, in 2021, Messrs. Engelson, Collins and Kashmolah were entitled to annual incentive award opportunities with targets of 83%, 40% and 40% of their base salaries, respectively (for Mr. Kashmolah, prorated based on his employment start date). The Compensation Committee selected revenue as the annual incentive performance metric for 2021 and set a target of $65 million. If Lucira achieved the revenue goal, bonuses would be earned at 100% of target; each participant could also earn an additional 0.5% of the target bonus for every 1% by which actual performance exceeded the revenue goal. The Compensation Committee determined that Lucira had approximately $93.1 million in revenue in 2021, for actual performance at 43% over the revenue goal, resulting in 2021 annual cash incentive payouts at 122% of target.
The actual annual cash incentive awards earned by to Messrs. Engelson, Collins and Kashmolah for 2021 performance are reported in the Summary Compensation Table above in the column entitled “Non-Equity Incentive Plan Compensation.”
For purposes of the 2021 annual incentive program, we define “revenue” as the United States Generally Accepted Accounting Principles, or U.S. GAAP, measure used by Lucira and as stated in our financial statements.
Commission Plan
We established a Commission Plan that provided for sales commissions to be paid when: (a) a fully executed customer purchase order, contract, or similar written correspondence from a customer for Lucira’s products and/or services has been entered into by both us and a customer in the employee’s territory and due primarily to the employee’s efforts; (b) we have invoiced the customer and (c) we have recognized the revenue from the sale. An employee is eligible to earn commissions based on their achievement against a quarterly quota, which correlates to our commercial objectives. Commissions under the Commission Plan are paid when earned. The plan administrator has the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan and to construe and interpret the Commission Plan and to decide any and all questions of fact, interpretation, definition, computation, or administration arising in connection with the operation of the Commission Plan, including, but not limited to, the amount of commissions earned under the Commission Plan.
Pursuant to his employment agreement, Mr. Collins is eligible to earn sales commissions, the terms and conditions of which are governed by the Commission Plan, with a target of 30% of his base salary. Under the Commission Plan, for 2021, Mr. Collins was entitled to receive commissions equal to (1) 100% of target for the period from July 1 through September 30, 2021, and (2) 400% of target for the period from October 1 through December 31, 2021, in each case, without regard to a quarterly quota. The actual commissions paid to Mr. Collins for 2021 are reported in the Summary Compensation Table above in the column titled “Bonus.”

2021 Equity Incentive Plan
Our Board and stockholders adopted our 2021 Equity Incentive Plan, or the 2021 Plan, in January 2021 in connection with our initial public offering. The 2021 Plan is the successor to our 2014 Equity Incentive Plan, or the 2014 Plan, which is described below.
Our 2021 Plan provides for the grant of incentive stock options, or ISOs, nonstatutory stock options, or NSOs, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance-based awards and other awards. ISOs may be granted only to our employees, including our officers, and the employees of our affiliates. All other awards may be granted to our employees, including our officers, our non-employee directors and consultants and the employees and consultants of our affiliates.
The maximum number of shares of common stock that may be issued under our 2021 Plan is 5,200,000 shares. The number of shares of common stock reserved for issuance under our 2021 Plan will automatically increase on January 1 of each year, beginning on January 1, 2022, and continuing through and including January 1, 2031, by 5% of the total number of shares of common stock outstanding on December 31 of the immediately preceding calendar year, or a lesser number of shares determined by the Board prior to the applicable January 1. The maximum number of shares that may be issued upon the exercise of ISOs under our 2021 Plan is 15,600,000 shares.
In 2021, our named executive officers received certain option and restricted stock unit awards under the 2021 Plan, as described above under the heading “Agreements with our Named Executive Officers.”
2014 Equity Incentive Plan
The Board and our stockholders adopted the 2014 Plan in July 2014. The 2014 Plan was subsequently amended and restated from time to time, most recently in September 2020.
The 2014 Plan provided for the grant of ISOs, NSOs, stock appreciation rights, restricted stock awards, restricted stock unit awards and other stock awards. Since the effective date of the 2021 Plan, no additional awards have been granted under the 2014 Plan, which was terminated on that date, but any options that were outstanding at that time remain outstanding, subject to the terms of the 2014 Plan and the applicable award agreements, until such outstanding options are exercised or until any such options terminate or expire by their terms.
2021 Employee Stock Purchase Plan
Our Board and stockholders adopted the 2021 Employee Stock Purchase Plan, or the ESPP, in January 2021 in connection with our initial public offering. The purpose of the ESPP is to secure the services of new employees, to retain the services of existing employees and to provide incentives for such individuals to exert maximum efforts toward our success and that of our affiliates. The ESPP includes two components. One component is designed to allow our eligible U.S. employees to purchase common stock in a manner that may qualify for favorable tax treatment under Section 423 of the Code. In addition, purchase rights may be granted under a component that does not qualify for such favorable tax treatment when necessary or appropriate to permit participation by our eligible employees who are foreign nationals or employed outside of the United States while complying with applicable foreign laws.
The maximum aggregate number of shares of common stock that may be issued under our ESPP is 750,000 shares. The number of shares of common stock reserved for issuance under our ESPP will automatically increase on January 1 of each calendar year, beginning on January 1, 2022 and continuing through and including January 1, 2031, by the lesser of (1) 1% of the total number of shares of our common stock outstanding on December 31 of the preceding calendar year and (2) 1,500,000 shares and (3) a number of shares determined by our board. Shares subject to purchase rights granted under our ESPP that terminate without having been exercised in full will not reduce the number of shares available for issuance under our ESPP.

Securities Authorized for Issuance Under Equity Compensation Plans
The following table summarizes our equity compensation plan information as of December 31, 2021. Information is included for equity compensation plans approved by our stockholders. As of December 31, 2021, we did not have any equity compensation plans not approved by our stockholders.
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders(2)	3,712,274	$3.30	2,288,405
Equity compensation plans not approved by security holders	—	—	—
Total	3,172,274	$3.30	2,288,405
(1)
The weighted-average exercise price is calculated based solely on outstanding stock options. It does not take into account the shares of our common stock underlying restricted stock units, which have no exercise price.

(2)
Includes the 2014 Plan, the 2021 Plan and the ESPP. The 2014 Plan was terminated in February 2021 upon the effective date of the 2021 Plan and no future awards will be granted under the 2014 Plan following the effectiveness of the 2021 Plan. The number of shares of our common stock reserved for issuance under the 2021 Plan is subject to an automatic increase on January 1 of each calendar year through January 1, 2031, by 5% of the total number of shares of common stock outstanding on December 31 of the immediately preceding calendar year, or a lesser number of shares determined by the Board prior to the applicable January 1. The number of shares of common stock reserved for issuance under the ESPP is subject to an automatic increase on January 1 of each calendar year through January 1, 2031, by the lesser of (a) 1% of the total number of shares of our common stock outstanding on December 31 of the preceding calendar year, (b) 1,500,000 shares and (c) a number of shares determined by the Board. On January 1, 2022, the numbers of shares of our common stock reserved for issuance under the 2021 Plan and the ESPP were increased by 1,983,182 shares and 396,636 shares, respectively, pursuant to the automatic increase provisions of such plans.

Director Compensation
We have previously provided equity-based compensation to certain of our non-employee directors. In addition, all of our non-employee directors are entitled to reimbursement of direct expenses incurred in connection with attending meetings of the Board or committees thereof.
The Board adopted a non-employee director compensation policy in January 2021 that is applicable to all of our non-employee directors. Commencing with the first calendar quarter following the closing of our initial public offering, each non-employee director receives an annual cash retainer of $35,000 for serving on the Board, and the chairperson of the Board receives an additional annual cash retainer of $40,000. The chairperson of the Audit Committee is entitled to an annual service retainer of $20,000, and each other member of the Audit Committee is entitled to an annual service retainer of $10,000. The chairperson of the Compensation Committee is entitled to an annual service retainer of $13,000, and each other member of the compensation committee is entitled to an annual service retainer of $6,500. The chairperson of the Nominating Committee is entitled to an annual service retainer of $10,000, and each other member of the Nominating Committee is entitled to an annual service retainer of $5,000. All annual cash compensation amounts are payable in equal quarterly installments in arrears, on the last day of each fiscal quarter for which the service occurred, pro-rated for any partial months of service.
Each new non-employee director who joins the Board following the closing of our initial public offering receives an option to purchase shares of common stock under the 2021 Plan, having a grant date fair value for financial accounting purposes (computed in accordance with FASB ASC Topic 718) of $220,000 and an exercise price per share equal to the per share fair market value of the underlying common stock on the date of grant. One-third of the shares subject to the option will vest on the one year anniversary of the grant date, and thereafter one-thirty-sixth of the shares subject to the option will vest on a monthly basis, subject to the non-employee director’s continuous service with us on each applicable vesting date.
On the date of each annual meeting of our stockholders, each continuing non-employee director will receive an option to purchase shares of common stock under the 2021 Plan having a grant date fair value for financial accounting purposes of $110,000 and a per share exercise price equal to the per share fair market value of the underlying common stock on the date of grant. The shares subject to this option will vest upon the earlier of the one year anniversary of the grant date or immediately prior to the next annual meeting.
All then outstanding non-employee director options will vest upon a change in control, subject to the non-employee director’s continuous service with us through the date of our change in control.
2021 Director Compensation Table
The following table sets forth information regarding the compensation earned for service on the Board during the year ended December 31, 2021. Erik T. Engelson, our President and Chief Executive Officer, and Debkishore Mitra, Ph.D., our Chief Technology Officer, are also members of the Board, but did not receive any additional compensation for their respective service as a director. Mr. Engelson’s compensation for service as an executive officer is set forth above in the Summary Compensation Table.
Name	Fees Earned or Paid in Cash	Option Awards(1)(2)	Total
Sandra A. Gardiner	$60,000	$—	$60,000
David Lamond	81,500	—	81,500
Alison McCauley(3)	1,667	149,358	151,025
Erica J. Rogers	51,500	—	51,500
Lior Susan	45,000	—	45,000
Steve Tablak	73,000	—	73,000
Tuff Yen	45,000	—	45,000
(1)
The amounts reported in this column do not reflect dollar amounts actually received by the non-employee director. Instead, the amounts reflect the aggregate grant date fair value of the stock options granted to the non-employee director during 2021 under the 2021 Plan, computed in accordance with FASB ASC Topic 718. As required by SEC rules, the amount shown excludes the impact of estimated forfeitures related to service-based vesting conditions. The amount reported in this column reflects the accounting cost for these stock options and does not correspond to the actual economic value that may be received by the non-employee director upon the exercise of the stock options or any sale of the underlying shares of common stock. The assumptions used in calculating the grant date fair value of the stock options are set forth in Note 9 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021.

(2)	The table below sets forth the aggregate number of shares subject to outstanding stock options beneficially owned by each of our non-employee directors as of December 31, 2021:
Name	Number of Shares Underlying Outstanding Options as of December 31, 2021
Sandra A. Gardiner	125,281
Alison McCauley	57,665
Erica J. Rogers	125,281
Steve Tablak	125,281
Tuff Yen(4)	51,334
(3)
Ms. McCauley joined the Board in December 2021. In December 2021, we granted Ms. McCauley an option to purchase 57,665 shares of common stock with an exercise price of $5.45 per share. One-third of the shares subject to the option will vest on the one-year anniversary of the grant date, and thereafter one-thirty-sixth of the shares subject to the option will vest on a monthly basis.

(4)
At the fund’s election, shares subject to the option are held by Seraph Group LLC. Mr. Yen is the president of Seraph Group LLC. All investment decisions are made by Mr. Yen in his capacity as the President of Seraph Group, LLC. Mr. Yen disclaims beneficial ownership of the shares held by Seraph Group, LLC except to the extent of his pecuniary interest therein, if any. The shares subject to the option are immediately exercisable. 1/24th of the shares subject to the option shall vest monthly over the two years from the vesting commencement date.

TRANSACTIONS WITH RELATED PERSONS AND INDEMNIFICATION
The following is a summary of transactions since January 1, 2020, to which we have been a participant in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements which are described in more detail above in “Executive Compensation.”
Series B Preferred Stock Financing
From March 2019 to January 2020, (1) we issued and sold an aggregate of 6,094,208 shares of our Series B preferred stock at a purchase price of $4.6616 per share for aggregate cash proceeds of approximately $28.0 million, and (2) we issued an aggregate of 1,097,048 shares of our Series B preferred stock upon the conversion of the aggregate principal amount and interest on the then-outstanding convertible promissory notes issued in 2018 (“2018 Notes”). Each share of our Series B preferred stock converted into one share of common stock upon the closing of our initial public offering in February 2021.
The following table summarizes the shares of our Series B preferred stock held by holders of more than 5% of our capital stock, certain of our directors, certain of our executive officers and entities affiliated with our directors. None of our other executive officers, other directors or other holders of more than 5% of our capital stock held any shares of our Series B preferred stock.
Investor	Shares of Series B Preferred Stock Issued for Cash	Aggregate Cash Purchase Price	Shares of Series B Preferred Stock Issued Upon Conversion of 2018 Notes
Blue Devil Trust(1)	53,629	$249,999	—
Daniel George	10,725	49,999	—
Eclipse Ventures Fund I, L.P.(2)	643,558	3,000,000	233,887
Epic Pacific, LLC(3)	48,854	227,742	—
EPQ LLC, LFLU PS	3,754,084	17,500,000	—
Seraph Diassess, LLC(4)	198,918	927,274	538,571
(1)	Mr. Lamond, a member of the Board, is a trustee of Blue Devil Trust.
(2)	Mr. Susan, a member of the Board, is the sole managing member of Eclipse I GP, the general partner of Eclipse I. Mr. Butler, a member of Eclipse I GP, resigned from the Board in November 2020.
(3)	Mr. Engelson, our President and Chief Executive Officer and a member of the Board, is a Member of Epic Pacific, LLC.
(4)	Mr. Yen, a member of the Board, is the president of Seraph Disassess, LLC.
2020A Convertible Promissory Note Financing
From June 2020 to July 2020, we issued and sold convertible promissory notes (“2020A Notes”), in the aggregate principal amount of approximately $11.1 million. The 2020A Notes accrued interest at a rate of 4% per annum. The aggregate principal amount and interest on the then-outstanding 2020A Notes converted into shares of our Series C preferred stock in August 2020 in connection with our Series C preferred stock financing.

The following table sets forth the principal amount and accrued interest of 2020A Notes purchased by holders of more than 5% of our capital stock, certain of our directors, certain of our executive officers and entities affiliated with our directors.
Investor	Principal Amount and Interest of 2020A Notes
Daniel George	$57,306
Kelly Lewis Brezoczky and Floyd C. Lewis	100,186
Pacific Premier Trust Custodian FBO Erik Engelson IRA(1)	100,405
Seraph Investments II, LLC(2)	2,504,932
(1)	Mr. Engelson, our President and Chief Executive Officer and a member of the Board, is a trustee of Pacific Premier Trust Custodian FBO Erik Engelson IRA.
(2)	Mr. Yen, a member of the Board, is the manager of Seraph Investments II, LLC.
Series C Preferred Stock Financing
In August 2020, (1) we issued and sold an aggregate of 10,919,468 shares of our Series C preferred stock at a purchase price of $5.3905 per share for aggregate cash proceeds of approximately $58.9 million, and (2) we issued an aggregate of 2,593,110 shares of our Series C preferred stock upon the conversion of the aggregate principal amount and interest on the then-outstanding 2020A Notes. Each share of our Series C preferred stock converted into one share of common stock upon the closing of our IPO in February 2021.
The following table summarizes the shares of our Series C preferred stock held by holders of more than 5% of our capital stock and certain of our executive officers and entities affiliated with our directors. None of our other directors, other executive officers or other holders of more than 5% of our capital stock held any of our Series C preferred stock.
Investor	Shares of Series C Preferred Stock Issued for Cash	Aggregate Cash Purchase Price	Shares of Series C Preferred Stock Issued Upon Conversion of 2020A Notes
Daniel George	—	$—	13,288
Blue Devil Trust(1)	92,756	499,999	—
Entities affiliated with Eclipse Ventures(2)	3,895,769	20,999,999	—
EPQ LLC, LCOVD PS	5,173,026	27,884,999	—
Kelly Lewis Brezoczky and Floyd C. Lewis	—	—	23,231
Pacific Premier Trust Custodian FBO Erik Engelson IRA(3)	—	—	23,282
Seraph Investments II, LLC(4)	371,026	1,999,999	580,859
(1)	Mr. Lamond, a member of the Board, is a trustee of Blue Devil Trust.
(2)
Consists of (i) 3,710,257 shares of our Series C preferred stock held by Eclipse III, and (ii) 185,512 shares of our Series C preferred stock held by Eclipse I. Mr. Susan, a member of the Board, is the sole managing member of Eclipse I GP, the general partner of Eclipse I, and the sole managing member of r Eclipse III GP, the general partner of Eclipse III. Mr. Butler, a member of each of Eclipse I GP and Eclipse III GP, resigned from the Board in November 2020.

(3)	Mr. Engelson, our President and Chief Executive Officer and a member of the Board, is a trustee of Pacific Premier Trust Custodian FBO Erik Engelson IRA.
(4)	Mr. Yen, a member of the Board, is the manager of Seraph Investments II, LLC.
2020B Convertible Promissory Note Financing
In December 2020, we issued and sold convertible promissory notes (“2020B Notes”), in the aggregate principal amount of $20.0 million in a private placement. The 2020B Notes accrued interest at a rate of 0.15% per annum and automatically converted into shares of our common stock upon the closing of our initial public offering in February 2021 at a conversion price equal to 80% of the initial public offering price per share.

The table below sets forth the principal amount of 2020B Notes purchased by holders of more than 5% of our capital stock and their affiliated entities.
Investor	Principal Amount of 2020B Notes
Eclipse Fund III, L.P.(1)	$6,441,129
EPQ LLC, LCOVD SAFE PS.	10,000,000
Entities affiliated with Seraph Group LLC(2)	1,852,212
(1)	Mr. Susan, a member of the Board, is the sole managing member of Eclipse III GP, the general partner of Eclipse III. Mr. Butler, a member of Eclipse III GP, resigned from the Board in November 2020.
(2)
Consists of (i) a 2020B Note in the principal amount of $1,014,815 issued to Seraph Diassess, LLC, and (ii) a 2020B Note in the principal amount of $837,397 issued to Seraph Investments II, LLC. Mr. Yen, a member of the Board, is the president of Seraph Diassess, LLC and the manager of Seraph Investments II, LLC.

Investor Rights Agreement
In August 2020, in connection with the initial closing of our Series C preferred stock financing, we entered into the amended and restated investor rights agreement, or the Rights Agreement, with certain holders of our then-outstanding preferred stock and common stock, including entities affiliated with Eclipse Ventures, entities affiliated with EPIQ Capital Group, entities affiliated with Seraph Group, certain of our executive officers and certain directors and entities affiliated with our directors.
Mr. Susan is affiliated with Eclipse Ventures, Mr. Lamond is affiliated with Blue Devil Trust, Mr. Yen is affiliated with Seraph Group, Mr. Engelson is affiliated with Epic Pacific, LLC and Pacific Premier Trust Custodian FBO Erik Engelson IRA. The Rights Agreement provides certain holders of our common stock with certain registration rights, including the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing. The Rights Agreement also provided these stockholders with information rights and a right of first offer with regard to certain issuances of our capital stock, and rights with respect to the registration of their shares of common stock under the Securities Act under the Rights Agreement. Each of these obligations terminated in connection with the closing of our initial public offering in February 2021, except for the registration rights.
Employment and Consulting Arrangements
We have entered into employment agreements with certain of our executive officers that are described in more detail above in “Executive Compensation—Agreements with our Named Executive Officers.”
In March 2020, we entered into a consulting agreement with Thomas Brezoczky, the spouse of Kelly Lewis Brezoczky, our former Executive Vice President, Commercialization, Regulatory, Clinical and Business Development. Under the consulting agreement, Mr. Brezoczky agreed to provide various manufacturing-related consulting services for an aggregate of $175,000 in fees during the year ended December 31, 2020, of which $25,000 remained payable as of December 31, 2020 and was subsequently paid in 2021.
Equity Grants
We have granted options and restricted stock units to certain of our executive officers and directors. For more information regarding the options and restricted stock units granted to our executive officers and directors, see “Executive Compensation” and “Executive Compensation—Director Compensation.”
Indemnification
We provide indemnification for our directors and officers so that they will be free from undue concern about personal liability in connection with their service to Lucira. Our amended and restated certificate of incorporation authorizes us to indemnify our directors, officers, employees and other agents to the fullest extent permitted by Delaware law. Under our amended and restated bylaws, Lucira is required to indemnify its directors and officers to the extent not prohibited under Delaware or other applicable law and we may indemnify our other employees and agents. We have also entered into indemnification agreements with each of our directors and executive officers. With certain exceptions, these agreements provide for indemnification for related expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in connection with any action, proceeding or investigation.

Related-Person Transactions Policy and Procedures
In January 2021, the Board adopted a related-person transaction policy setting forth the policies and procedures for the identification, review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and a related person were or will be participants and the amount involved exceeds the lesser of $120,000 or 1% of the average of our total assets as of the end of our last two completed fiscal years, including purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness and guarantees of indebtedness. In reviewing and approving any such transactions, the Audit Committee will consider all relevant facts and circumstances as appropriate, such as the availability of other sources of comparable products or services, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction, management’s recommendation with respect to the proposed related person transaction and the extent of the related person’s interest in the transaction.
All of the transactions described in this section occurring prior to January 2021 were entered into prior to the adoption of this policy.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are Lucira Health, Inc. stockholders will be “householding” Lucira’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or Lucira. Direct your written request to Lucira Health, Inc. 1412 62nd Street, Emeryville, California 94608, Attention: Corporate Secretary or call Lucira at (510) 350-8071. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors

Erik T. Engelson President and Chief Executive Officer
April 20, 2022
A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2021 is available without charge upon written request to: Corporate Secretary, Lucira Health, Inc., 1412 62nd Street, Emeryville, California 94608.

SCAN TO
VIEW MATERIALS & VOTE

LUCIRA HEALTH, INC
1412 62ND STREET
EMERYVILLE, CA 94608

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/31/2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go **to www.virtualshareholdermeeting.com/LHDX2022**
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/31/2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following proposal:

Nominees	**For**	**Withhold**
1a. David Lamond	☐	☐
1b. Alison McCauley	☐	☐
1c. Tuff Yen	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

	For	**Against**	**Abstain**
2. To ratify the selection by the Audit Committee of BDO USA, LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2022.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement is available at www.proxyvote.com

LUCIRA HEALTH, INC
Annual Meeting of Stockholders
June 1, 2022 12:00 PM PT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Erik T. Engelson and Daniel George, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of LUCIRA HEALTH, INC that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 12:00 PM, PT on 6/1/2022, at www.virtualshareholdermeeting.com/LHDX2022, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

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